SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2000

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Energy East Corporation

(Exact name of registrant as specified in its charter)

New York	1-14766	14-1798693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 12904 Albany, NY 12212-2904	(518) 434-3049
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.  Other Events

Connecticut Energy Merger

(See Form 10-Q for the quarter ended September 30, 1999, Item 2(a) Liquidity and Capital Resources)

On February 18, 2000, Energy East Corporation issued the following news release regarding Energy East's acquisition of Connecticut Energy:

ENERGY EAST COMPLETES MERGER WITH CONNECTICUT ENERGY CORPORATION

FOR IMMEDIATE RELEASE

          Stamford, CT, February 18, 2000 - Energy East Corporation announced today the successful completion of its merger with Connecticut Energy Corporation (CNE). As a result of the merger each CNE share will be exchanged for $42 in cash or 1.82 Energy East shares, subject to proration.

          Based on preliminary results, ChaseMellon Shareholder Services, the exchange agent for the merger, indicates that the cash portion of the offer is oversubscribed and a proration factor of approximately .88675 will be applied to shares for which a cash election was made. CNE shareholders will receive 1.82 Energy East shares for each CNE share for which either a stock election or no election was made. Energy East expects ChaseMellon to commence the distribution of the cash and stock consideration promptly to CNE shareholders who tendered their shares. Questions regarding the exchange should be directed to ChaseMellon at 1-800-684-8823.

          Energy East Corporation (NYSE: NEG) is a super-regional energy services and delivery company in the Northeast. Energy East is a leader in promoting competition and is committed to profitably growing its energy infrastructure. Upon completion of its mergers with CMP Group (NYSE: CTP), CTG Resources (NYSE: CTG) and Berkshire Energy Resources (NASD: BERK), Energy East will serve 2 million customers (1.4 million electricity and 600,000 natural gas) in upstate New York and New England.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 18, 2000
ENERGY EAST CORPORATION
(Registrant)

By /s/ Kenneth M. Jasinski
Kenneth M. Jasinski
Executive Vice President and General Counsel